UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 20, 2005

WINDSORTECH, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-07539 (Commission File Number)	13-2599131 (IRS Employer Identification Number)
70 Lake Drive, Hightstown, NJ 08520 (Address of Principal Executive Office)
Registrant’s telephone number, including area code: (609) 426-4666

ITEM 3.02	Unregistered Sales of Equity Securities

(a)
On December 20, 2005, the Company issued a press release disclosing that it had completed a private placement for $4.2 million of 6% Series A Preferred stock. The preferred securities issued consist of 143,333 shares with a face value of $30 per share. Each share is convertible into approximately 13.33 shares of QSGI common stock at a rate of $2.25 per common share. The parties anticipate an amendment will be made to the Preferred Stock Purchase Agreement that may allow for the transfer of the preferred shares under certain circumstances, all of which will be subject to Regulation “D” and the lock up provisions of the Preferred Stock Purchase Agreement. Text of the press release dated December 20, 2005, titled “QSGI Completes Private Placement for $4.2 Million to Accelerate Growth within Data Security and Compliance Division” is furnished as Exhibit 99.1 to this current report. Preferred Stock Purchase Agreement(s) are furnished as Exhibit 99.2 to this current report. Registration Rights Agreement(s) are furnished as Exhibit 99.3 to this current report. Certificate of Designations is furnished as Exhibit 99.4 to this current report.

ITEM 9.01	Financial Statements and Exhibits

(d)	The following exhibits are being filed or furnished with this report:

Exhibit 99.1	Text of the press release dated December 20, 2005, titled “QSGI Completes Private Placement for $4.2 Million to Accelerate Growth within Data Security and Compliance Division.”

Exhibit 99.2	a. Preferred Stock Purchase Agreement - Pike Capital Partners, LP b. Preferred Stock Purchase Agreement - Guerrilla Partners LP

Exhibit 99.3	a. Registration Rights Agreement - Pike Capital Partners. LP b. Registration Rights Agreement - Guerrilla Partners LP

Exhibit 99.4	Certificate of Designations

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WINDSORTECH, INC.

Date: December 23, 2005	By:/S/ Edward L. Cummings
Edward L. Cummings
Vice President, Treasurer and
Chief Financial Officer